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                                                            EXHIBIT 99.2

Why A Paper Clip REIT?

WASHINGTON, D.C./DALLAS, March 16, 1998--CapStar Hotel Company, a
C-Corporation, and American General Hospitality Corporation, a real estate investment trust (REIT), are combining the best attributes of both entities to form a new structure called a "paper clip REIT."

In a study prepared by Coopers & Lybrand, L.L.P. for CapStar Hotel Company and American General Hospitality, the consulting firm outlined the advantages of the paper clip REIT structure over the other three formats currently used by publicly-traded hotel companies--C-Corporations, traditional REITs and paired share REITs.

According to the study, "The paper clip REIT combines the advantages of the growth and income-oriented, tax-exempt REIT with the operating flexibility of a taxable C-Corporation."

The C-Corporation is the structure most commonly used by publicly-traded operating enterprises. Its primary advantage is flexibility. Unlike a REIT, a C-Corporation can both own and operate hotels and is not restricted with regard to dividend payout, share ownership or operational activities. The principal disadvantage is that C-Corporations are subject to the 35 percent federal corporate income tax. CapStar Hotel Company is a C-Corporation.

A traditional REIT is a tax-efficient company that invests in real estate. The principal advantage of a REIT is that it is exempt from paying corporate income taxes if it meets certain mandated requirements, including distributing to its shareholders 95 percent of its taxable income as dividends. A disadvantage is that hotel-owning REITs are subject to special restrictions that prevent them from operating their hotels. Instead of earning profits from operations, a REIT receives lease income for an owned hotel from a third party operator. Due to REIT restrictions, lease payments are based on hotel revenues rather than net profits.

Because leases based on revenues do not allow a REIT to fully participate in its assets' cash flow growth, shareholders are unable to enjoy the full economic benefit of the restricted asset. The forfeiture of some of the REIT's profit to the service provider or lessee due to leases is called "leakage." American General Hospitality is a traditional REIT.

Paired share REITs were developed in the 1970s and 1980s in response to concerns about lack of control over assets and as a solution to leakage. In a paired share REIT, the shares of both a REIT and an operating company (C-Corporation) are combined and must trade together as a unit. A paired share REIT offers these advantages: 1) it complies with the REIT rules and receives the associated tax benefits, 2) it can invest in operationally intensive businesses, such as hotels, 3) it can maintain control over the assets, and 4) it provides investors with an opportunity to receive the full economic benefit of the investments.

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Any upside lost by the REIT due to revenue-based leases mandated by REIT rules is retained by REIT shareholders, because they also own shares in the C-Corporation operating side of the paired share structure.

However, the number of paired share REITs is restricted. Congress eliminated the opportunity to form paired share REITs in 1984. Only five paired share REITs are known to exist today, three of which currently own and manage hotels. The estimated cost to acquire a paired share REIT structure today is approximately $150 to $200 million.

A paper clip REIT closely resembles a paired share REIT in that it combines a C-Corporation (operator) and a REIT (owner). In a paired share REIT, both companies trade as a single unit, whereas in a paper clip REIT, the two organizations are separate public companies but enjoy a symbiotic relationship. The two organizations are "paper clipped" together through an Intercompany Agreement that gives the operating company the right of first refusal to lease and manage all future hotels acquired by the REIT, and provides the REIT with the right of first refusal to acquire hotels presented by the operating company. In addition, the two companies share certain senior members of management and board members. These arrangements fully align the two companies' interests for the benefit of both companies' shareholders.

The Coopers & Lybrand overview paper noted that "the paper-clip REIT structure provides distinct advantages for both management and investors versus the taxable C-Corporation, traditional REIT or paired share REIT":

- Compared to a C-Corporation, the paper clip REIT structure offers significant tax advantages to shareholders. As a result of its tax-efficient status, a REIT can be more competitive in its hotel purchases than a C-Corporation because the acquisitions are more accretive.

- Compared to a traditional REIT, investors have greater flexibility in a paper clip structure. They may invest separately in the REIT for steady real estate growth and income or the operating company for growth through operating leverage, or both.

- Compared to a paired share REIT, a paper clip REIT:1) costs significantly less to institute; 2) offers significantly easier tax-free acquisitions of corporate targets; and 3) enables investors to invest independently in two different entities, according to their investment objectives.

- A paper clip REIT also may use Operating Partnership units as "currency for acquisitions from tax-sensitive sellers."

The study concludes that "the paper clip structure provides management of real estate-intensive operating businesses with the tools to create significant shareholder value."